Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on September 3, 2024 (the “September 3, 2024 Form 6-K”). Accordingly, we have attached the September 3, 2024 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On September 3, 2024, the closing sale price of our Ordinary Shares as reported on Nasdaq was $3.70.

___________________________

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

___________________________

The date of this prospectus supplement is September 3, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September, 2024

Commission File Number: 001-40086

Portage Biotech Inc.

(Translation of registrant’s name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statemen on Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statement and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

As previously disclosed, on March 7, 2024, Portage Biotech Inc. (the “Company”) received written notice from The Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company was not in compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2).

On August 30, 2024, the Company received written notice from Nasdaq indicating that the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2) as a result of the Company’s ordinary shares having a closing bid price of at least $1.00 per share for the 11 consecutive business day period from August 15, 2024 through August 29, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 3, 2024

PORTAGE BIOTECH INC.

By:	/s/ Allan Shaw
Allan Shaw
Chief Financial Officer